Exhibit 10.21

ATRICURE, INC.
EXECUTIVE LEADERSHIP SEVERANCE POLICY

1.         Purpose

The purpose of the AtriCure, Inc. Executive Leadership Severance Policy (the “Policy”) is to provide payments to eligible executive officers of AtriCure, Inc. (the “Company”), other than the Chief Executive Officer, whose employment is involuntarily terminated in certain circumstances not involving a change in control of the Company.  The Policy is effective May 25, 2022.

2.         Eligibility

Except as provided below, all persons designated by the Company’s Board of Directors as executive officers of the Company, other than the Chief Executive Officer, are eligible to receive Severance Benefits according to the terms of this Policy, if the Company terminates their employment after the Effective Date for a Reason as set forth in Section 3.

3.         Eligible Termination Reasons

•An executive officer who experiences an involuntary loss of employment with the Company as a direct result of position elimination or reduction in force not involving a change in control of the Company will be eligible for Severance Pay.

•Any other reason the Company determines should result in the payment of Severance Benefits under this Policy, provided that the reason constitutes an involuntary separation from service not in connection with a change in control of the Company.

4.         Non-Eligible Termination Reasons

An executive officer is ineligible for Severance Pay under this Policy if employment is terminated for reasons including, but not limited to, the following:

•Voluntary resignation or retirement;
•Change in control;
•Cause;
•Death;
•Failure to meet performance standards;
•Disability

5.        Severance Pay

Cash Payment. The  amount of Severance Pay shall be one and one half times (1.5x) such executive officer’s base salary in effect at the time of employment termination.

Benefits. Eligible executive officers receiving Severance Pay (and their covered dependents, if applicable) will not be eligible to continue active participation in any Company benefit plan or program, except to the extent expressly provided otherwise under the terms of the applicable benefit plan or program. Notwithstanding the foregoing, the monthly premium amount for health plan coverage provided by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) that will be charged to eligible executive officers (and their covered dependents, if applicable) who elect COBRA continuation coverage to continue health benefits provided by COBRA shall not exceed the monthly health plan premium amount that is paid by similarly situated active executive officers in the applicable health plan. Any equity-based awards received by the executive officer shall not be subject to this Policy and shall be governed by the terms and conditions of the applicable equity award plan documents and award agreements.

6.         Requirement of Release of Claims

Severance Pay under this Policy is conditioned upon the executive officer timely signing a Release of Claims (the “Release”) provided by the Company which will include a comprehensive release of all claims. In this Release, the executive officer will be asked to release the Company and its directors, officers, employees and agents from any and all claims the executive officer may have against them, subject to applicable law. Under the Release, the executive officer must also agree not to solicit business similar to any business offered by the Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the executive officer may have executed while employed by Company. Payment of Severance Benefits will not be made unless the Company has received the executive officer’s fully executed Release (which has not been revoked); timing of payments will be as specified under Section 7.

7.         Method and Timing of Payment

Payment of the Severance Pay shall be made in the form of the continuation of the payment of the executive officer’s base salary in equal installments over the eighteen (18) months after termination of employment in accordance with the Company’s payroll practices then in effect. The first such payment shall be made within 15 days following the date on which the Release required under Section 6 has been executed and is fully effective and irrevocable.  If an executive officer dies after becoming eligible for Severance Pay and executing a Release but before receipt of the full amount of Severance Pay, the Severance Pay will continue to be paid to the executive officer’s estate over the remaining installment period. All payments will be net of amounts withheld with respect to taxes, offsets, or other obligations.

8.       Requirement for Repayment of Severance Pay

In the event the executive officer is re-employed in any capacity in the Company or any of its subsidiaries or affiliates prior to the payment of Severance Pay or within the eighteen (18) month period following the executive officer’s termination of employment (the “Severance Period”), or otherwise performs services for the Company in any capacity during the Severance Period (including as an employee or contractor of any enterprise which provides any services to the Company), the payment of any Severance Pay payable with respect to the prior termination immediately will cease and such Severance Pay will no longer be payable under this Policy.

9.       Administration

This Policy is intended to be interpreted and administered in accordance with the requirements of applicable law.  It shall be administered by the Company, which will have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to, questions concerning eligibility for, the amount of and receipt of Policy benefits. Severance Pay under this Policy shall be paid only if the Company determines in its absolute discretion that the executive officer is entitled to them. All decisions of the Company will be conclusive, final and binding upon the parties. The Company reserves the right to amend or terminate this Policy at any time and for any reason, with or without retroactive effect.

10.       At-Will Employment

This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will and may be terminated by either the Company or the executive officer at any time for any reason.

11.       Taxes

Payments made in accordance with this Policy will be subject to all applicable tax and employment laws and regulations, including wage tax withholding (e.g. federal, state and local income, employment and/or social security), deduction of any other applicable amounts, and information reporting to the tax authorities as may be required. However, it will be the executive officer’s responsibility to make all tax payments with respect to the receipt of these amounts.

12.       Section 409A

Exemption. All payments under this Policy are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Any payments that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided hereunder shall be considered a separate payment such that the determination of whether a payment qualifies as a short term deferral shall be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. Payments under the Policy that do not qualify for the short-term deferral exemption shall be reduced to the extent necessary to satisfy the requirements of the separation pay exemption. To the extent any amounts under this Policy are payable by reference to an executive officer’s “termination of employment,” such term shall be deemed to refer to the executive officer’s “separation from service,” within the meaning of Code Section 409A.

Specified Employee. In the event any payment provided under this Policy is determined to be subject to Code Section 409A and the executive is determined to be a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), then such payment shall not be paid until the first payroll date to occur following the six-month anniversary of the separation from service or, if earlier, on the executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the executive in a lump sum on the Specified Employee Payment Date, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Nothwithstanding any other provision of this Policy, any payment that is conditioned on the executive’s execution of a release as provided in Section 6, the first payment shall include all amounts that would otherwise have been paid to the executive during the period beginning on the date of the separation from service and ending on the payment date if no delay had been imposed.

General. Notwithstanding the foregoing, under no circumstances shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Policy, including any taxes, penalties or interest imposed under Code Section 409A.